                                                                   Exhibit 10.10

     THIS FIRST AMENDMENT OF LEASE CONTRACT (the "First Amendment") is entered into between CRESCENT REAL ESTATE FUNDING III, L.P., a Delaware limited partnership ("Landlord"), and PHYSIX, INC., a Texas corporation ("Tenant"), with reference to the following:

     A. Greenway Plaza, Ltd. (predecessor-in-interest to Landlord) and Tenant entered into a Lease Contract dated October 2, 1996 covering approximately 7,433 square feet of Rentable Area (the "Original Leased Premises") on the sixth (6th) floor of Two Greenway Plaza, Houston, Texas (the "Building").

     B. Landlord and Tenant now wish to amend the Commencement and Expiration Dates set forth in Paragraph 2 of the Lease; further expand the Leased Premises pursuant to Tenant's exercise of its First Preferential Right; and otherwise amend the Lease as set forth more fully below. Unless otherwise expressly provided herein, capitalized terms used herein shall have the same meanings as in the Lease.

     FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.   First Preferential Space.

     (a) Pursuant to Paragraph 26.A. of the Lease, Landlord leases to Tenant and Tenant leases from Landlord approximately 3,144 square feet of additional Rentable Area located on the sixth (6th) floor of the Building shown outlined and hatched on Exhibit "B" attached hereto and made a part hereof (the "First Preferential Space"). The term of the Lease with respect to the First Preferential Space shall commence upon Substantial Completion (as defined in Paragraph 5(c) of the Construction Agreement attached hereto as Exhibit "D') of leasehold improvements therein and shall expire upon the expiration of the initial term of the Lease.

     (b) Landlord shall, at its expense, use reasonable good faith efforts to achieve Substantial Completion in the First Preferential Space on or before July 1, 1997. If Substantial Completion has not been achieved by such date for any reason, Landlord shall not be liable to Tenant for any claims, damages, costs or liabilities arising by reason of such delay. However, in such event, Landlord and Tenant shall, promptly upon request, execute an agreement specifying the date of Substantial Completion in the First Preferential Space, with a corresponding adjustment to the schedule of Base Rental set forth below.

     (c) Upon Substantial Completion of the First Preferential Space, the term "Leased Premises" as used in the Lease shall mean and include approximately 10,577 square feet of Rentable Area, being the sum of the Original Leased Premises and the First Preferential Space.

2. Commencement Date. In Paragraph 2 of the Lease, the Commencement Date shall be changed to "November 15, 1996" and the Expiration Date shall be changed to "March 31, 2004."

3.   Base Rental.

     (a) Tenant shall pay Landlord Base Rent for the First Preferential Space in accordance with the following schedule:


          FROM                  TO                      MONTHLY BASE RENTAL

          July 1, 1997          September 14, 2000            $3,144.00
          September 15, 2000    March 31, 2004                $3,406.00

5.   Construction.

     (a) The Work. Subject to the terms of this Construction Agreement, Landlord agrees to construct leasehold improvements (the "Work") in a good and workmanlike manner in and upon the First Preferential Space in accordance with the Approved Construction Documents.

     (b) General Construction Terms. Landlord will employ an experienced, licensed contractor to construct the Work and will require in the construction contract that such contractor construct the Work in a good and workmanlike manner and in compliance with all Applicable Laws, except as otherwise provided herein or in the Lease. The parties acknowledge that Landlord is not an architect or engineer, and that the Work will be designed and performed by independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the Approved Construction Documents will be free from errors or omissions, nor that the Work will be free from defects, and Landlord will have no liability therefor. In the event of such errors, omissions, or defects, Landlord will use reasonable efforts to cooperate in any action Tenant desires to bring against such parties.

     (c) Substantial Completion. All work shall be deemed "Substantially Completed" when completed in accordance with this Exhibit and the Approved Construction Documents, to the extent that Tenant would have access to the First Preferential Space and be able to conduct its business in a reasonable manner and Landlord has obtained final inspection approval from the City of Houston, even though adjustments or corrections may be necessary and minor "punch-list" items remain to be completed.

     (d) ADA Compliance. Landlord shall be responsible for costs and implementation associated with compliance with the Americans with Disabilities Act, including any state or local laws relating thereto ("ADA") for the Project and all points of access into the Project ("the Landlord's ADA Work"). Tenant shall be responsible for all costs and implementation associated with ADA compliance within the First Preferential Space (including restrooms). Landlord shall not be responsible for determining whether Tenant is a public accommodation under ADA or whether the Approved Construction Documents comply with such laws and the regulations thereunder. Such determinations, if desired by Tenant, shall be the sole responsibility of Tenant.

6.   Costs.

     (a) Overruns. Costs incurred by Landlord in excess of the Construction Allowance shall be paid by Tenant to Landlord promptly within ten (10) calendar days following delivery of Landlord's invoice. Change orders requested by Tenant and approved by Landlord which increase the cost of construction shall be paid by Tenant to Landlord promptly upon demand.

     (b) Construction Management Fee. Within ten (10) calendar days following the date of invoice, Tenant shall pay Landlord a "Construction Management Fee" equal to ten percent (10%) of the contract price for the Work in excess of the Design and Construction Allowance for supervision and administration of the construction and installation of the Work. Tenant agrees that in the event of default of payment thereof, Landlord (in addition to all other remedies) shall have the same rights as in the event of default of payment of rent under the Lease.

7. Delays. If Landlord is delayed in completing construction of the Work for any reason other than Tenant Delays, the delay in commencement of Tenant's obligation to pay rent under the Lease shall constitute full settlement of all claims that Tenant may have against Landlord based on the delay. If Landlord is delayed in completing the Work due to a delay caused by Tenant or for any other cause related to Tenant's acts or omissions, Tenant's rental obligations under the Lease shall begin on the date on which Landlord would have delivered possession of the First Preferential Space to Tenant absent such delay, and such date shall be the Commencement Date.

                                      -2-